EXHIBIT 99.1

ENGlobal Awarded Control Systems Project From Caspian Pipeline Consortium

Follow-On Work to Support Recent Capacity Increase Announcement

HOUSTON, May 16, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and related project services, announced today that it has been awarded an engineering, procurement, and commissioning services agreement from the Caspian Pipeline Consortium (CPC). Granted under two contracts, one to the Russian Federation and one to the Republic of Kazakhstan, the three-phase award is expected to have a total value of approximately $86 million over four years. As previously announced by CPC, its shareholders agreed to launch the Expansion Project construction on April 19, 2011.

Under the Russian Federation contract, ENGlobal's scope includes engineering, procuring equipment, buildings, programming, and fabrication of 230 control system panels for eight new pump stations and the upgrade of three existing pump stations, storage facilities, and marine terminal. The contract for Republic of Kazakhstan consists of engineering, procuring equipment, buildings, and fabrication of 78 control system panels for two new and two existing pump stations, start-up and commissioning services for the local control systems and valves.

It is anticipated that ENGlobal will perform the engineering and procurement services in the U.S. on a lump sum basis. On a time-and-material, not-to-exceed basis, ENGlobal will be responsible for the start-up and commissioning of each pump station as well as conduct on-site training on the panels in Russia and Kazakhstan.

As previously announced in 2000, ENGlobal (formerly known as IDS Engineering) supplied, designed, programmed, and integrated programmable control hardware for the design phase of CPC pump stations.

Edward L. Pagano, President and Chief Executive Officer of ENGlobal, said: "We are pleased to receive this follow-on award from CPC and we appreciate their continued confidence in our capabilities. Our management and business development teams have been very proactive during the contract review process over the past several months.  This includes developing a detailed project plan and accounting for schedules, arranging office accommodations, and staging of the panels and buildings."

Mr. Pagano continued. "This award from CPC is particularly relevant as we target work internationally. Our Markets strategy is in full swing, including following market trends and, of course, supporting our clients in achieving their objectives. By optimizing our cross-selling opportunities, we believe we will benefit from a key competitive advantage when performing work overseas. In the meantime, we intend to use available personnel and resources, as well as hire additional personnel throughout the CPC project."

About Caspian Pipeline Consortium

The Caspian Pipeline Consortium (CPC), owned and operated by Governments and international oil and gas companies, is a pipeline that originates in Kazakhstan and routes through Russia. On December 15, 2010, shareholders and governing bodies of CPC announced the unanimous approval of a $5.4 billion expansion of the Caspian pipeline. The capacity of the 900-mile (1500 km) pipeline, which carries crude oil from Western Kazakhstan to a dedicated terminal in the Black Sea, will increase to 1.4 million barrels per day from its current capacity of 730,000 barrels per day.  The expansion of the pipeline is a key step toward the utilization of the Tengiz field, estimated to hold reserves of 6-9 billion barrels of oil. The CPC will carry the Tengiz crude and transport oil from both Kazakhstan and Russia. The project will be implemented in three phases, with capacity increasing gradually from 2012 to 2015. The three largest CPC partners - Transneft, KazMunaiGaz (KMG) and Chevron - will co-manage the project which will involved refurbishment of the existing five pump station, installation of 10 new pumping stations, six new storage tanks and the addition of a third offshore mooring point at the Black Sea terminal.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber security and heat tracing projects. ENGlobal has approximately 2,100 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our successful execution of the projects described in this press release and our receipt of prompt payment for the services we render to our customers; (2)  our ability to increase or replace our line of credit; (3) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (4) our ability to achieve our business strategy while effectively managing costs and expenses; (5) our ability to collect accounts receivable in a timely manner; (6) our ability win new projects that we can perform on a profitable basis; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the profitability of our other alliance agreements; (9) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (10) the effect of changes in the price of oil; (11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors.. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
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